Cytokinetics, Incorporated Announces Listing Transfer from
NASDAQ Global Market to NASDAQ Capital Market

South San Francisco, CA – December 18, 2012 - Cytokinetics, Incorporated (NASDAQ: CYTK), announced today that NASDAQ has approved the Company’s request to voluntarily transfer the listing of its shares of common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The transfer will be effective at the opening of business on December 20, 2012 and the Company’s common stock will continue to trade under the symbol “CYTK”.

As previously reported, on June 18, 2012, NASDAQ notified the Company that its listed security no longer met the minimum $1.00 bid price per share requirement, and subsequently the Company was unable to regain compliance within the 180 calendar day period provided. NASDAQ has determined, however, that upon transfer to The NASDAQ Capital Market, the Company is eligible for an additional 180 calendar day period, or until June 17, 2013, to meet the minimum $1.00 bid price per share requirement. If at any time during this additional time period the closing bid price of the Company’s security is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will be in compliance with the requirement and the matter will be closed.

The NASDAQ Capital Market is one of the three markets for NASDAQ-listed stock and operates in the same manner as The NASDAQ Global Market. Companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing tirasemtiv, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. Tirasemtiv is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which treatment with tirasemtiv produced potentially clinically relevant pharmacodynamic effects in Phase II trials. All of these drug candidates have arisen from Cytokinetics’ muscle biology focused research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval and production of Cytokinetics’ drug candidates and potential drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results and that Cytokinetics’ drug candidates and potential drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

Contact:
Jodi L. Goldstein
Manager, Marketing & Corporate Communications